UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 2, 2024

Catalyst Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-40893	86-2411762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

235 N. Court Street, Opelousas, Louisiana	70570
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(337) 948-3033

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CLST	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02 Results of Operations and Financial Condition

On May 2, 2024, Catalyst Bancorp, Inc. (the “Company”) announced its quarterly results for the quarter ended March 31, 2024. A copy of the related press release (the "Press Release") is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Press Release attached hereto, which is incorporated herein by reference, is being furnished to the SEC and shall not be deemed "filed" for any purpose except as otherwise provided herein.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Arrangements of Certain Officers

On May 2, 2024, Catalyst Bank (the “Bank”), the wholly owned subsidiary of Catalyst Bancorp, Inc. (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Don Ledet, Chief Risk Officer (the “Executive”). The term of the Employment Agreement commences on May 2, 2024, and will expire on September 1, 2027, unless renewed or extended. Any such renewal or extension of the Employment Agreement will be reflected in an amendment or supplement to such agreement.

Prior to the expiration of the term of the Employment Agreement, the Board of Directors will review the agreements to determine whether to extend the term of the Employment Agreement for three additional years or such other time period mutually agreed upon.

Pursuant to the Employment Agreement, Mr. Ledet agrees to continue his service as Chief Risk Officer of the Bank for a term of three years ending May 1, 2027. Mr. Ledet’s agreement provides for a base salary of $150,000, which may be increased at the discretion of the Board of Directors of Catalyst Bank.

The Employment Agreement is terminable with or without cause by Catalyst Bank. The Executive has no right to compensation or other benefits pursuant to the Employment Agreement for any period after termination for cause, except for benefits that have vested and been earned prior to termination. The Employment Agreement provides that in the event of an involuntary termination of employment (including a voluntary termination by the Executive as a result of a material breach of the agreement by Catalyst Bank or for “good reason”, including a change in the Executive’s position, salary or duties without his or her consent), the Executive would be entitled to (1) a lump sum cash severance payment which is equal to twelve months of the Executive’s base salary as of the date of termination, subject to the Executive executing a release of any claims against Catalyst Bank or its affiliates and (2) continued health insurance coverage until the earlier of twelve months or the date the Executive receives substantially similar benefits from another employer.

The Employment Agreement provides that if the Executive’s employment terminates without cause or with good reason on the effective date of a change in control, as defined in the agreement, or within 30 calendar days after a change in control, then the Executive would be entitled to (1) a lump sum cash severance payment equal to 12 months of the greater of the Executive’s base salary at the time of the change in control or the date of his or her termination and (2) continued health insurance coverage until the earlier of 12 months or the date the Executive receives substantially similar benefits from another employer. If the Employment Agreements terminate as a result of the Executive’s death, the Executive’s estate or beneficiary will be paid the Executive’s base salary for twelve weeks and continued health coverage for his or her family over the same period.

The foregoing description is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7.01 Regulation FD Disclosure

On May 2, 2024, the Company announced that its Board of Directors approved the Company’s fourth share repurchase plan (the “May 2024 Repurchase Plan”). Under the May 2024 Repurchase Plan, the Company may purchase up to 227,000 shares, or approximately 5%, of the Company's outstanding common stock. The shares may be purchased in the open market or in privately-negotiated transactions from time to time depending upon market conditions and other factors.

For additional information, reference is made to the Press Release attached hereto as Exhibit 99.1, which is incorporated herein by reference. The Press Release attached hereto as an exhibit is being furnished to the SEC and shall not be deemed to be “filed” for any purpose except as otherwise provided herein.

ITEM 9.01 Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

The following exhibits are included herein:

Exhibit Number	Description
10.1	Employment Agreement, by and among Catalyst Bank and Don Ledet
99.1	Press Release, dated May 2, 2024
104	Cover Page Interactive Data File. Embedded within the Inline XBRL document.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BANCORP, INC.

Date:	May 2, 2024	By:	/s/ Joseph B. Zanco
Joseph B. Zanco
President and Chief Executive Officer

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